Exhibit 14.1

CODE OF ETHICS
FOR CEO AND SENIOR FINANCIAL OFFICERS
NIGHTCULTURE, INC.

NightCulture, Inc. (NightCulture) has a Code of Ethics applicable to all its employees. In addition to the Code of Ethics the CEO, and all senior financial officers are subject to the following terms and policies.

1.
The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by NightCulture with the Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO and each senior financial officer to promptly bring to the attention of the appropriate officers, agents and employees involved in the preparation and approval of each report filed with the SEC (the “Disclosure Team”) any material information which may affect the disclosures made by NightCulture in its public filings.  It is also the burden of the CEO and each senior financial officer to assist the Disclosure Team in fulfilling its responsibilities in connection with the preparation and filing of reports that comply fully with SEC reporting requirements.

2.
The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee (or the Disclosure Team and Board of Directors, if there is no acting Audit Committee) any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect NightCulture’s ability to record, process, summarize and/or report financial data or (b) fraud, whether or not material, that involves management or other employees who have significant role in NightCulture’s financial reporting, disclosures or internal control.

3.
The CEO and each senior financial officer shall promptly bring to the attention of the CEO and to the Audit Committee (or the Disclosure Team and Board of Directors, if there is no acting Audit Committee) any information he or she may have concerning any violation of NightCulture’s Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in NightCulture’s financial reporting, disclosures or internal controls.

4.
The CEO and each senior financial officer shall promptly bring to the attention of the CEO and to the Audit Committee (or the Disclosure Team and Board of Directors, if there is no acting Audit Committee) any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to NightCulture and the operation of its business, by NightCulture or any agent thereof, or of violation of the Code of Ethics or of these additional policies and procedures.

5.
The Board of Directors shall determine, or designate appropriate persons to determine, appropriate action to be taken in the event of violations of the Code of Ethics or of these additional terms and policies by the CEO and/or any of the senior financial officers.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics and to these additional terms and policies, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment.  In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including that nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences whether the violation appears to have been intentional, inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed or violations in the past.

Code of Ethics For CEO and Senior Financial Officers
NightCulture, Inc.
03/29/12